Exhibit 99

TREE.COM REPORTS Q109 RESULTS

CHARLOTTE, N.C., May 1, 2009 — Tree.com, Inc. (NASDAQ: TREE) today announced Q109 net income of $3.2 million, which was a $10.2 million increase over Q408 and a $13.0 million increase over Q108. Revenue for this first quarter was $57.3 million, a $9.2 million increase quarter-over-quarter and a $12.9 million decrease year-over-year.

Doug Lebda, Chairman and CEO of Tree.com, said, “We are certainly pleased with the results from this quarter, particularly at LendingTree Loans where our investments in technology, lower costs, and better scalability are enabling us to achieve great financial results at an unprecedented time in the mortgage industry. But with that said, we need to remain focused on our core initiatives and continue developing new consumer facing products generating new revenue streams. And, we will certainly need to demonstrate that we can achieve revenue and profit growth in a more normalized mortgage market.”

Tree.com Summary Financial Results

$s in millions (Except per share amounts)

			Q/Q		Y/Y
	Q1 2009	Q4 2008	% Change	Q1 2008	% Change
Revenue	$57.3	$48.1	19%	$70.2	(18)%

EBITDA	$7.9	$(2.0)	NM	$(3.5)	NM
Adjusted EBITDA	$8.8	$(0.8)	NM	$(3.1)	NM
Net Income/(Loss)	$3.2	$(7.0)	NM	$(9.8)	NM
Net Income/(Loss) Per Share	$0.33	$(0.75)	NM	$(1.05)	NM
Diluted Net Income/(Loss) Per Share	$0.32	$(0.75)	NM	$(1.05)	NM

* NM = Not Meaningful

Information Regarding Q1 Results

•                  Q109 revenue increased 19% from Q408 and decreased 18% from Q108.  The quarter-over-quarter improvement in revenue is being driven by LendingTree Loans, which has been positively impacted by continued declining mortgage rates, driving better close rates and resulting in better loan sales execution in the quarter. The year-over-year decrease in revenue is being driven by the Exchanges business, where lenders continue to face production capacity and warehouse availability issues. Additionally, the Real Estate business continues to be negatively impacted by fewer and lower value transactions reflective of the macro-real estate environment.

•                  Q109 results reflect $0.9 million of restructuring charges.  Q408 and Q108 results were also negatively impacted by $1.1 million and $0.4 million of restructuring charges, respectively.

•                  Exclusive of these restructuring items, Q109 Adjusted EBITDA increased $9.6 million quarter-over-quarter and $11.9 million year-over-year. This was primarily driven by an increase in revenue from the origination and sale of loans, as well as reduced marketing spend, both driven by the decreases in mortgage rates, which significantly increased consumer demand without the need to increase our marketing spend. Exclusive of non-cash compensation expense, selling and marketing expense, as a percentage of total revenue, decreased to 24% in Q109 compared to 33% in Q408 and 43% in Q108.

Tree.com CFO Matt Packey added, “While we are pleased to deliver positive earnings per share and sequential quarterly improvements in revenue, we continue to benefit from a declining mortgage rate environment (see chart below).   We had concerns towards the middle of Q109, as we saw rates start to tick back up, that we would have to begin spending more heavily on marketing again. However, based on what we have experienced throughout April 2009, and in seeing various market forecasts for continued low rates through the end of 2009, we do not anticipate having to significantly increase our marketing expense to drive additional volume.”

Average 30-Year Fixed Mortgage Rate Recent Trends

Source: Freddie Mac: Primary Mortgage Market Survey

Freddie Mac’s Primary Mortgage Market Survey consists of the average of 125 lenders’ rates who contributed rates to Freddie Mac. The rates are based on 30-year fixed rate mortgage with 20% down and 80% finance over the life of the loan.

Business Unit Discussion

LENDINGTREE LOANS SEGMENT

LendingTree Loans Segment Results

$s in millions

			Q/Q		Y/Y
	Q1 2009	Q4 2008	% Change	Q1 2008	% Change
Revenue - Direct Lending
Origination and Sale of Loans	$32.8	$20.2	62%	$28.0	17%
Other	1.6	1.7	(3)%	2.8	(42)%
Total Revenue - Direct Lending	$34.4	$21.9	57%	$30.8	12%
Cost of Revenue *	$11.9	$8.7	(36)%	$11.8	(0)%
Operating Expenses*	$7.4	$10.6	30%	$13.9	46%
EBITDA	$15.1	$2.6	489%	$5.1	194%
Adjusted EBITDA	$15.0	$2.9	419%	$5.5	170%
Metrics - Direct Lending
Purchased loan requests (000s)	57.7	76.3	(24)%	109.0	(47)%
Closed - units (000s)	3.3	2.3	42%	3.1	6%
Closed - units (dollars)	$714.8	$477.6	50%	$609.8	17%

*	Does not include non-cash compensation expense, depreciation, gain/loss on disposal of assets, or amortization (See reconciliation of EBITDA & Adjusted EBITDA to Operating Income or Loss)

LendingTree Loans

LendingTree Loans revenue in Q109 increased 57% compared to Q408, and increased 12% compared to the same period in 2008.  Revenue from the origination and sale of loans increased 62% quarter-over-quarter and 17% year-over-year. These increases are attributable to a significant increase in the number and value of closed units and improvements in revenue earned for each loan sold.  The current declining mortgage rate environment has significantly enhanced our lead-to-close ratios and we have also seen an increase in consumers paying discount points at origination.  Those factors, coupled with higher loan amounts, have enabled us to realize improved gains upon the sale of the loans into the secondary market. The 42% decrease in other revenue year-over-year is primarily related to the closing of the LendingTree Settlement Services business, which ceased operations in October of last year.

Adjusting for the restructuring expense and exclusive of non-cash compensation, depreciation, and amortization, operating expenses declined $3.6 million quarter-over-quarter and $6.9 million year-over-year.   These decreases were primarily driven by reductions in marketing spend related to the decline in cost-per-leads acquired from the Exchanges and receiving “overflow” leads through a relationship with a lender that received more than their current capacity could handle. Our restructuring efforts in 2008 have also helped reduce our general and administrative expenses by 9% quarter-over-quarter and 26% year-over-year.

EXCHANGES SEGMENT

Exchanges Segment Results

$s in millions

			Q/Q		Y/Y
	Q1 2009	Q4 2008	% Change	Q1 2008	% Change
Revenue - Exchanges
Match Fees	$10.0	$11.8	(16)%	$19.9	(50)%
Closed Loan Fees	6.4	6.5	(1)%	10.7	(40)%
Inter-segment Revenue	1.9	4.2	(54)%	5.7	(66)%
Other	0.8	0.6	22%	0.8	(2)%
Total Revenue - Exchanges	$19.1	$23.1	(18)%	$37.1	(49)%
Cost of Revenue *	$1.9	$2.4	21%	$3.9	52%
Operating Expenses*	$14.7	$16.8	12%	$32.2	54%
EBITDA	$2.5	$4.0	(38)%	$1.0	153%
Adjusted EBITDA	$2.5	$4.0	(37)%	$1.0	159%
Metrics - Exchanges
Matched loan requests (000s)	366.3	334.0	10%	569.7	(36)%
Closing - units (000s)	14.3	15.7	(9)%	26.8	(46)%
Closing - units (dollars)	$2,625.0	$2,328.8	13%	$3,690.9	(29)%

*	Does not include non-cash compensation expense, depreciation, gain/loss on disposal of assets, or amortization (See reconciliation of EBITDA & Adjusted EBITDA to Operating Income or Loss)

Exchanges

Exchanges’ revenue in Q109 decreased 18% compared to Q408, and decreased 49% compared to the same period in 2008.  Revenue from match fees decreased 16% quarter-over-quarter and 50% year-over-year. The decreases in match fee revenue are primarily driven by the continued weakening of lender demand for Exchange leads in this low rate environment. Exchange lenders’ overall capacity limits are being tested as the lenders are experiencing increases in their organic volume and limited warehouse line availability.

Revenue from closings was relatively flat quarter-over-quarter and decreased 40% year-over-year. Despite lower closing units, close revenue remained flat quarter-over-quarter driven by significantly higher refinance closing units where we earn a higher fee per closing in comparison to our other products.  The year-over-year decrease in closing revenue is primarily related to the decrease in matched loan requests related to the lender capacity issues referenced earlier. Inter — segment revenue represents the transfer price of loan requests between the Exchanges and LendingTree Loans. This revenue decreased 54% quarter-over-quarter and 66% year-over-year with the primary driver being reductions in marketing spend on LendingTree.com (the basis for the transfer price).

Adjusting for the restructuring expense and exclusive of non-cash compensation, depreciation, and amortization, operating expenses declined $2.0 million quarter-over-quarter and $17.5 million year-over-year.   These decreases were primarily driven by reductions in marketing spend as a result of the consumer demand driven by favorable mortgage rate trends and some improvement in organic traffic.

REAL ESTATE SEGMENT

Real Estate Segment Results

$s in millions

			Q/Q		Y/Y
	Q1 2009	Q4 2008	% Change	Q1 2008	% Change
Total Revenue - Real Estate	$5.8	$7.5	(24)%	$8.4	(31)%
Cost of Revenue *	$3.9	$4.5	15%	$4.9	20%
Operating Expenses*	$5.6	$4.5	(23)%	$6.0	7%
EBITDA	$(3.7)	$(1.5)	(140)%	$(2.5)	(50)%
Adjusted EBITDA	$(2.9)	$(1.6)	(85)%	$(2.5)	(20)%
Metrics - Real Estate
Closing - units (000s)	1.2	1.6	(24)%	1.6	(24)%
Closing - units (dollars)	$281.4	$395.1	(29)%	$415.3	(32)%
Agents - RealEstate.com, REALTORS®	1,213	1,174	3%	914	33%
Markets - RealEstate.com, REALTORS®	20	20	0%	15	33%

*	Does not include non-cash compensation expense, depreciation, gain/loss on disposal of assets, or amortization (See reconciliation of EBITDA & Adjusted EBITDA to Operating Income or Loss)

Real Estate

Q109 Real Estate revenue decreased about $1.7 million, or 24%, from Q408, and $2.6 million, or 31%, from Q108. The primary driver of the quarter-over-quarter and year-over-year decreases in total Real Estate revenue were attributed to declines in our builder and broker referral networks, and to a lesser extent, in our company-owned real estate brokerage, RealEstate.com, REALTORS®, which experienced decreases in closings and transaction values year-over-year from persistent negative market conditions.

Adjusting for the restructuring expense, and exclusive of non-cash compensation, depreciation and amortization, operating expenses increased $0.3 million quarter-over-quarter and decreased $1.1 million year-over-year.  The quarter-over-quarter increase was primarily driven by $0.5 million increase in marketing related to our normal seasonal investment in leads as we enter the peak home buying season.  The year-over-year decreases in operating expense are primarily related to decreases in marketing and general and administrative expenses related to the continued progress in marketing efficiency driven by ongoing innovation on the RealEstate.com Web site, as well as prior cost cutting initiatives.  Real Estate Adjusted EBITDA for Q109 excludes $0.7 million of restructuring charges principally related to headcount reductions that will benefit future periods.

CORPORATE

Unallocated Corporate Costs and Eliminations

$s in millions

			Q/Q		Y/Y
	Q1 2009	Q4 2008	% Change	Q1 2008	% Change
Inter-segment Revenue - elimination	$(1.9)	$(4.4)	56%	$(6.1)	68%
Cost of Revenue *	$0.6	$0.5	(11)%	$0.6	3%
Inter-segment Marketing - elimination	$(1.9)	$(4.2)	(54)%	$(5.7)	(66)%
Operating Expenses*	$5.5	$6.3	14%	$6.3	13%
EBITDA	$(6.0)	$(7.0)	15%	$(7.2)	17%
Adjusted EBITDA	$(5.8)	$(6.1)	5%	$(7.2)	19%

*	Does not include non-cash compensation expense, depreciation, gain/loss on disposal of assets, or amortization (See reconciliation of EBITDA & Adjusted EBITDA to Operating Income or Loss)

Corporate

The eliminations both in revenue and in marketing are primarily associated with the inter-segment transfer pricing charged from Exchanges to LendingTree Loans for leads.  Adjusting for the restructuring expense, and exclusive of non-cash compensation, depreciation, and amortization, operating expenses decreased $0.1 million quarter-over-quarter and decreased $1.0 million year-over-year.  The quarter-over-quarter and year-over-year decreases in operating expense are primarily related to decreases in general and administrative expenses related to prior cost cutting initiatives.

Liquidity and Capital Resources

As of March 31, 2009, Tree.com had $81.4 million in cash and cash equivalents compared to $73.6 million as of December 31, 2008.  There were several key drivers of the increase in cash in the period. The first is related to EBITDA of $7.9 million generated for the quarter. The second is related to $1.9 million of cash received from the sale of restricted common stock. The third is related to $3.6 million of positive net working capital changes and a $0.2 million increase related to a decrease in restricted cash. These increases were partially offset by a $4.2 million net cash outflow related to timing of the origination and sale of loans and warehouse line activity, as well as $1.6 million outflow for acquisition payments and capital expenditures in the quarter.

The loans held for sale and warehouse lines of credit balances as of March 31, 2009 were $85.1 million and $72.2 million, respectively. In Q408, LendingTree Loans extended one of its $50 million warehouse lines through December 29, 2009.  We have reached an agreement in principle with another lender for a new $50 million warehouse line with a term expected to be through April 30, 2010.

Conference Call

Tree.com will audiocast its conference call with investors and analysts discussing the Company’s first quarter financial results on Friday, May 1, 2009 at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Tree.com’s business. The live audiocast is open to the public at http://investor-relations.tree.com/.

QUARTERLY FINANCIALS

TREE.COM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(In thousands, except per share amounts)
Revenue
LendingTree Loans	$34,372	$30,802
Exchanges and other	17,129	31,009
Real Estate	5,759	8,382
Total revenue	57,260	70,193
Cost of revenue
LendingTree Loans	11,856	11,800
Exchanges and other	2,467	4,471
Real Estate	3,864	4,870
Total cost of revenue (exclusive of depreciation shown separately below)	18,187	21,141
Gross margin	39,073	49,052
Operating expenses
Selling and marketing expense	13,822	29,927
General and administrative expense	16,694	20,659
Product development	1,608	2,109
Restructuring expense	842	402
Amortization of intangibles	1,263	3,668
Depreciation	1,664	1,775
Total operating expenses	35,893	58,540
Operating income (loss)	3,180	(9,488)
Other income (expense)
Interest income	48	9
Interest expense	(151)	(109)
Other	—	(2)
Total other income (expense), net	(103)	(102)
Income (loss) before income taxes	3,077	(9,590)
Income tax benefit (expense)	83	(209)
Net income (loss)	$3,160	$(9,799)
Weighted average common shares outstanding (a)	9,676	9,328
Weighted average diluted shares outstanding (a)	9,736	9,328
Net income (loss) per share available to common shareholders
Basic	$0.33	$(1.05)
Diluted	$0.32	$(1.05)

(a)          The weighted average common shares for the three months ended March 31, 2008 are equal to the number of shares outstanding immediately following the spin off from IAC.

TREE.COM, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008
	(unaudited)
	(In thousands)
ASSETS:
Cash and cash equivalents	$81,436	$73,643
Restricted cash and cash equivalents	14,946	15,204
Accounts receivable, net of allowance of $315 and $367, respectively	6,470	7,234
Loans held for sale ($83,109 and $85,638 measured at fair value, respectively)	85,149	87,835
Prepaid and other current assets	12,106	8,960
Total current assets	200,107	192,876
Property and equipment, net	15,184	17,057
Goodwill	9,285	9,285
Intangible assets, net	64,401	64,663
Other non-current assets	211	202
Total assets	$289,188	$284,083
LIABILITIES:
Warehouse lines of credit	$72,158	$76,186
Accounts payable, trade	7,120	3,541
Deferred revenue	1,266	1,231
Deferred income taxes	2,290	2,290
Accrued expenses and other current liabilities	36,183	37,146
Total current liabilities	119,017	120,394
Income taxes payable	863	862
Other long-term liabilities	9,251	9,016
Deferred income taxes	15,683	15,683
Total liabilities	144,814	145,955

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued and outstanding 9,978,933 and 9,369,381 shares, respectively	100	94
Additional paid-in capital	897,657	894,577
Accumulated deficit	(753,383)	(756,543)
Total shareholders’ equity	144,374	138,128
Total liabilities and shareholders’ equity	$289,188	$284,083

TREE.COM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$3,160	$(9,799)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on disposal of assets	638	—
Amortization of intangibles	1,263	3,668
Depreciation	1,664	1,775
Non-cash compensation expense	1,177	556
Non-cash restructuring expense	161	337
Deferred income taxes	—	192
Gain on origination and sale of loans held for sale	(32,764)	(28,007)
Loss on impaired loans not sold	61	39
Loss on sale of real estate acquired in satisfaction of loans	34	61
Bad debt expense	79	238
Non-cash interest expense	—	76
Changes in current assets and liabilities:
Accounts receivable	684	(1,233)
Origination of loans held for sale	(714,441)	(609,307)
Proceeds from sales of loans held for sale	747,332	631,480
Principal payments received on loans held for sale	446	113
Payments to investors for loan repurchases and early payoff obligations	(876)	(1,469)
Prepaid and other current assets	(421)	(424)
Accounts payable and other current liabilities	2,901	6,079
Income taxes payable	(126)	310
Deferred revenue	(14)	(127)
Other, net	287	(181)
Net cash provided by (used in) operating activities	11,245	(5,623)
Cash flows from investing activities:
Contingent acquisition consideration	—	(14,487)
Acquisitions	(1,000)	—
Capital expenditures	(592)	(1,470)
Other, net	458	4
Net cash used in investing activities	(1,134)	(15,953)
Cash flows from financing activities:
Borrowing under warehouse lines of credit	592,347	553,141
Repayments of warehouse lines of credit	(596,374)	(553,828)
Principal payments on long-term obligations	—	(20,031)
Transfers to IAC	—	21,774
Capital contributions from IAC	—	14,487
Issuance of common stock	1,909	—
Excess tax benefits from stock-based awards	—	98
(Increase) decrease in restricted cash	(200)	12,511
Net cash (used in) provided by financing activities	(2,318)	28,152
Net increase in cash and cash equivalents	7,793	6,576
Cash and cash equivalents at beginning of period	73,643	45,940
Cash and cash equivalents at end of period	$81,436	$52,516

TREE’S RECONCILIATION OF SEGMENT RESULTS TO GAAP ($s in thousands):

	For the Three Months Ended March 31, 2009:
	LendingTree
	Loans	Exchanges	Real Estate	Unallocated	Total
Revenue	$34,372	$19,067	$5,759	$(1,938)	$57,260
Cost of revenue	11,856	1,891	3,864	576	18,187
Gross Margin	22,516	17,176	1,895	(2,514)	39,073
Operating Expenses:
Selling and marketing expense	2,114	11,968	1,678	(1,938)	13,822
General and administrative expense	5,337	2,791	2,724	5,842	16,694
Product development	150	632	534	292	1,608
Restructuring expense	(108)	58	733	159	842
Amortization of intangibles	70	50	1,143	—	1,263
Depreciation	787	199	260	418	1,664
Total operating expenses	8,350	15,698	7,072	4,773	35,893
Operating income (loss)	14,166	1,478	(5,177)	(7,287)	3,180
Adjustments to reconcile to EBITDA:
Amortization of intangibles	70	50	1,143	—	1,263
Depreciation	787	199	260	418	1,664
Loss on disposal of assets	—	638	—	—	638
Non-cash compensation	69	113	98	897	1,177
EBITDA	$15,092	$2,478	$(3,676)	$(5,972)	$7,922
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	(108)	58	733	159	842
Adjusted EBITDA	$14,984	$2,536	$(2,943)	$(5,813)	$8,764

	For the Three Months Ended March 31, 2008:
	LendingTree
	Loans	Exchanges	Real Estate	Unallocated	Total
Revenue	$30,802	$37,060	$8,382	$(6,051)	$70,193
Cost of revenue	11,800	3,905	4,870	566	21,141
Gross Margin	19,002	33,155	3,512	(6,617)	49,052
Operating Expenses:
Selling and marketing expense	6,016	27,436	2,191	(5,716)	29,927
General and administrative expense	7,101	3,709	3,284	6,565	20,659
Product development	344	1,110	655	—	2,109
Restructuring expense	402	—	—	—	402
Amortization of intangibles	70	2,490	1,108	—	3,668
Depreciation	802	186	202	585	1,775
Total operating expenses	14,735	34,931	7,440	1,434	58,540
Operating income (loss)	4,267	(1,776)	(3,928)	(8,051)	(9,488)
Adjustments to reconcile to EBITDA:
Amortization of intangibles	70	2,490	1,108	—	3,668
Depreciation	802	186	202	585	1,775
Non-cash compensation	—	80	165	311	556
EBITDA	$5,139	$980	$(2,453)	$(7,155)	$(3,489)
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	402	—	—	—	402
Adjusted EBITDA	$5,541	$980	$(2,453)	$(7,155)	$(3,087)

	For the Three Months Ended December 31, 2008:
	LendingTree
	Loans	Exchanges	Real Estate	Unallocated	Total
Revenue	$21,880	$23,149	$7,548	$(4,439)	$48,138
Cost of revenue	8,695	2,409	4,562	496	16,162
Gross Margin	13,185	20,740	2,986	(4,935)	31,976
Operating Expenses:
Selling and marketing expense	4,338	14,780	1,173	(4,211)	16,080
General and administrative expense	5,892	1,581	3,344	5,753	16,570
Product development	161	478	487	230	1,356
Restructuring expense	321	—	(60)	886	1,147
Amortization of intangibles	70	317	1,063	—	1,450
Depreciation	818	199	252	437	1,706
Total operating expenses	11,600	17,355	6,259	3,095	38,309
Operating income (loss)	1,585	3,385	(3,273)	(8,030)	(6,333)
Adjustments to reconcile to EBITDA:
Amortization of intangibles	70	317	1,063	—	1,450
Depreciation	818	199	252	437	1,706
Non-cash compensation	91	113	428	582	1,214
EBITDA	$2,564	$4,014	$(1,530)	$(7,011)	$(1,963)
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	321	—	(60)	886	1,147
Adjusted EBITDA	$2,885	$4,014	$(1,590)	$(6,125)	$(816)

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses in the financial services and real estate industries including LendingTree®, LendingTree Loans sm, GetSmart®, Home Loan Center, RealEstate.com, iNest®, and RealEstate.com, REALTORS®.  Together, they serve as an ally for consumers who are looking to comparison shop loans, real estate and other financial products from multiple businesses and professionals who compete for their business.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

Segment Information

The overall concept that Tree.com employs in determining its reportable segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market.

Following the spin-off from IAC, the new chief operating decision maker began to realign the Tree.com businesses into new operating segments.  For the first quarter of 2009, management completed its realignment of staffing and direct revenue and costs for each new segment and created reporting structures to enable the chief operating decision maker and management to evaluate the results of operations for each of these new segments on a comparative basis with prior periods.  In prior periods, the segments “Lending” and “Real Estate” were presented, which have been changed to “LendingTree Loans”, “Exchanges”, “Real Estate” and “Unallocated”.  All items of segment information for prior periods have been restated to conform to the new reportable segment presentation.

The expenses presented for each of the business segments include an allocation of certain corporate expenses that are identifiable and directly benefit those segments.  The unallocated expenses are those corporate overhead expenses that are not directly attributable to a segment and include: corporate expenses such as finance, legal, executive, technology support, and human resources, as well as elimination of inter-segment revenue and costs.  Assets and liabilities are not fully allocated to segments for internal purposes.

LendingTree Loans

The LendingTree Loans segment originates, processes, approves and funds various residential real estate loans through Home Loan Center, Inc. (“HLC”), (d/b/a LendingTree Loans). The HLC and LendingTree Loans brand names are collectively referred to as “LendingTree Loans.”

Exchanges

The Exchanges segment consists of online lead generation networks and call centers (principally LendingTree.com and GetSmart.com) that connect consumers and service providers principally in the lending industry.

Real Estate

Real Estate consists of a proprietary full service real estate brokerage (RealEstate.com, REALTORS®) that operates in 20 U.S. markets, as well as an online lead generation network accessed at www.RealEstate.com, that connects consumers with real estate brokerages around the country, and iNest.com, an online network that matches buyers and builders of new homes.

Definition of Tree.com’s Non-GAAP Measures

EBITDA is defined as operating income excluding, if applicable: (1) depreciation expense, (2) gain/loss on disposal of assets, (3) non-cash compensation expense, (4) amortization and impairment of intangibles, (5) goodwill impairment, (6) pro forma adjustments for significant acquisitions, and (7) one-time items. Tree.com believes this measure is useful to investors because it represents the operating results from Tree.com, but excludes the effects of these non-cash expenses. EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation, and acquisition-related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Adjusted EBITDA is defined as EBITDA, which is defined above, excluding restructuring expenses. Tree.com believes this measure is useful to investors because it represents the operating results from Tree.com, but excludes the effects of the expenses. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation and  non-cash compensation. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Non-Cash Expenses That Are Excluded From Tree.com’s Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units, and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com’s discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Tree.com believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Reconciliation of EBITDA

For a reconciliation of EBITDA to operating income/(loss) for Tree.com’s operating segments for the three months ended March 31, 2009, December 31, 2008, and March 31, 2008 see table above.

Interest Rate Risk

Tree.com’s exposure to market rate risk for changes in interest rates relates primarily to its interest rate lock commitments, loans held for sale, and LendingTree Loans’ lines of credit.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: our ability to operate effectively as a separate public entity following our spin-off from IAC in August 2008; additional costs associated with operating as an independent company; volatility in our stock price and trading volume; our ability to obtain financing on acceptable terms; limitations on our ability to enter into transactions due to spin-related restrictions; adverse conditions in the primary and secondary mortgage markets and in the economy; adverse conditions in our industries; adverse conditions in the credit markets; seasonality in our businesses; potential liabilities to secondary market purchasers; changes in our relationships with network lenders, real estate professionals, credit providers and secondary market purchasers; breaches of our network security or the misappropriation or misuse of personal consumer information; our failure to provide competitive service; our failure to maintain brand recognition; our ability to attract and retain customers in a cost-effective manner; our ability to develop new products and services and enhance existing ones; competition from our network lenders and affiliated real estate professionals; our failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of our network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of our systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect our intellectual property rights or allegations of infringement of intellectual property rights; changes in our management; and deficiencies in our disclosure controls and procedures and internal control over financial reporting. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2008, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Contacts:
Jason Schugel (Investors)
877-640-4856
tree.com-investor.relations@tree.com

Allison Vail (Media)
704-943-8339
allison.vail@lendingtree.com